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                                                                   EXHIBIT 10.54


                         MOBILITY LICENSE AGREEMENT (2C)



         This Mobility License Agreement (2C) (hereinafter "Agreement") is entered into by and between Mobility Electronics, Inc. ("Mobility"), a Delaware corporation with its principal place of business at 7955 E. Redfield Road, Scottsdale, Arizona 85260, and 2C Computing, Inc. ("2C"), an Alabama corporation with its principal place of business at 5030 Bradford Drive, Suite 230, Huntsville, Alabama 35805 effective as of the 12th day of July, 2000.

                                       I.

                                    RECITALS

         1.1 Mobility owns the Mobility Technology (as herein defined), has United States Patent Nos. 6,070,214 and 6,088,752 (the "Patents"), and pending United States Patent Applications pertaining to the Mobility Technology, and has the right to grant non-exclusive licenses thereunder.

         1.2 2C desires to obtain from Mobility, and Mobility hereby desires to grant to 2C, a certain non-exclusive license under the Mobility Technology as provided in this Agreement.

                                      II.

                                   DEFINITIONS

         The following terms shall have meanings ascribed to them below:

         2.1 "2C TECHNOLOGY" shall mean (i) any current or future PCI or extended or remote PCI bus or split computer technology and all related technology and intellectual property (including without limitation software, patents, patents pending, trade secrets, ASIC chips and related intellectual property blocks, designs, specifications and future enhancements, modifications and variations thereto) now or in the future owned, developed, acquired or licensed by 2C; and (ii) all technology and intellectual property of 2C which enhances, modifies or improves the split computer technology of Cybex Computer Products Corporation, an Alabama corporation ("Cybex"), represented by United States Patent Application No. 09-430,163 for a "split computer architecture" and United States Continuation Patent Application No. 09-430,162 or the split bridge technology of Cycom, LLC, an Alabama limited liability company ("Cycom"), and, in each case, all related intellectual property, including without limitation software, patents, patents pending, trade secrets, ASIC chips and related intellectual property blocks, designs, specifications, and any future enhancements, modifications, variations thereto, and all intellectual property associated with the adaptation of cables and connectors adapted for use with such technology and future generations of any of the above, and any technology developed or acquired by or for, or licensed by, 2C that incorporates any of the above technology. Notwithstanding the above, 2C Technology does not include any incorporated Mobility Technology or any technology not owned by 2C or already licensed to Mobility by Cybex.

         2.2 "MOBILITY TECHNOLOGY" shall mean all of Mobility's Split Bridge(TM) Technology (as hereinafter defined), including Mobility's current Split Bridge(TM) ASIC chip commonly


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known as "Merlin" and ASIC Split Bridge(TM) chips currently under development by Mobility with LSI Logic or developed in the future ("Mobility Split Bridge(TM) Chips"). This further includes all related intellectual property and Mobility Split Bridge(TM) Chip intellectual property including without limitation software, patents (including, without limitation, the Patents) and patents pending, trade secrets, ASIC chips and related IP blocks, designs, specifications, and any future enhancements, modifications, variations thereto, and all intellectual property associated with the adaptation of cables and connectors adapted for use with Mobility's Split Bridge(TM) Chips and technology and future generations of any of the above. "Split Bridge Technology" is the technology which allows a main computer PCI bus to be extended to a remote location by connecting two proprietary Mobility Split Bridge(TM) Chips with a high speed cable, and includes all of the above. Mobility Technology does not include any incorporated 2C Technology.

         2.3 "PERMITTED APPLICATIONS" shall mean any product or device containing Mobility Technology.

         2.4 "SPLIT BRIDGE(TM) LINK" shall mean two Mobility Split Bridge(TM) Chips, associated connectors, and associated high speed cable which permit the use and implementation of Mobility Technology.

                                      III.

                          GRANT OF LICENSE BY MOBILITY

         3.1 Subject to 2C making the royalty payments required pursuant to this Agreement, and during the Term, Mobility grants to 2C, for Permitted Applications only, a worldwide, nontransferable, and nonsublicensable right to use, sell and otherwise incorporate Mobility Technology, including Mobility Split Bridge(TM) Chips and current and future software drivers developed for Mobility Split Bridge(TM) Chips and owned by Mobility.

         3.2 The rights granted in Section 3.1 will survive any change in control of Mobility.

         3.3 2C shall not have the right to use Mobility Technology or Split Bridge(TM) Chips for any purposes other than those specified in Section 3.1, with such prohibition specifically including universal docking stations primarily designed for use with portable and handheld computers.

                                      IV.

                               TITLE AND OWNERSHIP

         4.1 2C acknowledges that Mobility owns and has all rights, title and interest in and to all intellectual property relating to Mobility Technology and Mobility Split Bridge(TM) Chips, including all patents, patents pending, trade secrets, ASIC chips, software, utility models, trademarks, mask works, copyrights, and all related applications therefor, including all future improvements, modifications, and enhancements made to Mobility Technology and Mobility Chips.

         4.2 If either or both parties develop new technology, products and/or chips that include a significant amount of both 2C Technology and Mobility Technology for extended PCI



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bus systems and applications that are beyond the capabilities of Mobility
Technology, the parties agree as follows:

         (a) Each party will have the right to use, sell, or otherwise market the joint products or chips.

         (b) Product or chip development cost will be funded fifty percent (50%) by each party, or if only one party decides to fund such development, the party that has agreed to fund development will receive 100% of royalties due the other party until 125% of such development cost is recovered.

         (c) If the joint chips are sold by either party, the other party will receive a royalty of 15% on the sales revenues of all such chips. Such royalty may be adjusted from time to time by the mutual written consent of Mobility and 2C; provided, however, if the joint chips are also developed jointly with Cybex, Cycom or any of their respective affiliates (collectively, the "Cybex Entities") then any such royalty payable by Mobility to 2C hereunder shall be divided among 2C and the Cybex Entities as they deem appropriate and as specified in writing to Mobility by the involved entities (including 2C); it being acknowledged and agreed that such 15% royalty shall be the maximum aggregate amount payable by Mobility to 2C and the Cybex Entities for any such joint chip. Both parties will have the right to purchase and sell such chips from the manufacturing foundry at cost.

         (d) If the joint products are sold by either party, the other party will receive a royalty of 6% on the sales revenue of all such products; provided, however, if the joint products are also developed jointly with any Cybex Entity then any such royalty payable by Mobility to 2C hereunder shall be divided among 2C and the Cybex Entities as they deem appropriate and as specified in writing to Mobility by the involved entities (including 2C); it being acknowledged and agreed that such 6% royalty shall be the maximum aggregate amount payable by Mobility to 2C and the Cybex Entities for any such joint product. Such royalty may be adjusted from time to time by the mutual written consent of Mobility and 2C. Both parties will have the right to manufacture and sell such products.

         (e) Any technology contributed by a party will be owned 100% by such contributing party, and may not be used by the non-contributing party for any purpose other than the joint product and/or joint chip. Any new jointly developed technology and any associated patents and patent rights will be jointly owned by the parties, but also may not be used for any purpose other than the joint product and/or joint chip as provided above without the other party's consent.

         4.3 Pursuant to the terms of this agreement, Mobility agrees to make available to 2C, to the extent it has the right to do so, all future enhancements, variations, modifications, and future generations of Mobility Technology and Mobility Split Bridge(TM) Chips at a royalty rate defined below.

                                       V.
                          ROYALTIES AND LINK PURCHASES

         5.1 During the Term, the Cybex Entities (2C, Cybex, and Cycom) shall pay to Mobility aggregate royalties as follows:



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         (a) On all sales by 2C of any product incorporating any Mobility
Technology or Mobility Split Bridge(TM) Chips, 6% of 2C's sale price of such product. This royalty will not apply to any products sold by 2C which are purchased from Mobility for resale.

         (b) 2C agrees to purchase required Split Bridge(TM) Links from Mobility for all products which include Mobility Technology, where such Links form a part of the product.

         (c) Mobility shall price the Mobility Split Bridge(TM) Links for sale to 2C at a rate no greater than the lowest rate offered to any third party independent of Mobility that purchases the same products at comparable volumes. Moreover, Mobility agrees to provide 2C an appropriate discount on the pricing for the applicable Mobility Split Bridge(TM) Chips if the applicable Mobility Split Bridge(TM) Chips incorporates a material amount of 2C Technology at terms to be mutually agreed upon in writing.

         (d) Royalties due under subparagraph (a) above shall be paid quarterly within 30 days of the end of each quarter. Payments shall be made by wire transfer to an account specified in writing at least 30 days prior to the date a royalty payment is due. Within 30 days after the end of each quarter, 2C shall furnish to Mobility a report providing the number and types of Mobility Technology sold, the applicable royalty rate, and the total royalty paid.

         (e) 2C agrees to make and maintain such books, records and accounts as are reasonably necessary to verify the royalty payments due Mobility under this Agreement. An independent certified public accountant, selected by Mobility, who agrees to sign a nondisclosure agreement may, upon reasonable notice and during normal business hours, but no more often than twice each year, audit and inspect those records of 2C which are necessary to determine the accuracy of the royalty payments made to Mobility. In the event that the independent audit reveals that the royalties owed by 2C for any given quarter are more than 5% greater than the royalties actually paid by 2C for that quarter, then in addition to remitting all outstanding royalties shown to be due under the audit, all expenses incurred by Mobility in conducting the audit shall be paid by 2C within 30 days of receiving the auditor's report; otherwise, all expenses incurred by Mobility in conducting the audit shall be borne by Mobility.

                                      VI.

                                    COVENANTS

         6.1 Mobility hereby covenants not to license or sell directly, or to its knowledge, indirectly, Mobility Technology, Split Bridge(TM) Links or any technology jointly developed by Mobility and 2C during the Term of this Agreement to those companies set forth on Exhibit A attached hereto, or any successor or assign or subsidiary company of such listed company (unless Mobility has contractual arrangements with any such successor or assign prior to such assignment or succession, which Mobility will notify 2C of following any event triggering this Section). Mobility further agrees that 2C may amend Exhibit A from time to time by mutual consent and written notice to Mobility in accordance with Section 11.9 below.



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                                      VII.

                              TERM AND TERMINATION

         7.1 The Term of this agreement is perpetual and can only be terminated upon the written consent of both Mobility and 2C or as provided in
Section 7.2.

         7.2 Either Party shall have the right to terminate this Agreement upon a material default by the other Party of any of its obligations hereunder, if such default has not been cured within sixty (60) days after receipt of written notice from the other Party of the alleged default. For purposes of this Agreement, a material default includes, but is not limited to, the failure of the Cybex Entities (2C, Cybex, and Cycom) to pay any royalties when due and/or the use of Mobility Technology or Mobility Split Bridge(TM) Chips except as permitted in this Agreement.

                                     VIII.

                         REPRESENTATIONS AND WARRANTIES

         8.1 REPRESENTATIONS AND WARRANTIES OF MOBILITY. Mobility hereby represents, warrants and covenants to 2C that as of the execution date of this
Agreement:

         (a) Mobility is a corporation duly organized, validly existing and in good standing under the laws of the State of Arizona, with full power to carry on its business and activities as now being conducted;

         (b) This Agreement has been duly authorized, executed and delivered by Mobility. Mobility has the corporate power and authority to enter into this Agreement and to perform its obligations hereunder. No other act, approval or proceeding on the part of Mobility is or will be required to authorize the execution and delivery of this Agreement, or the consummation of the transactions contemplated hereby; and

         (c) The execution and delivery by Mobility of this Agreement will not, and the fulfillment of and compliance by Mobility with the terms, conditions and provisions hereof will not, (i) conflict with any of the terms, conditions or provisions of the articles of incorporation or by-laws of Mobility, (ii) violate any term, condition or provision of, or require any consent, authorization or approval under, any judicial or arbitration judgment, order, award, writ, injunction or decree applicable to Mobility, or (iii) conflict with, result in a breach of, constitute a default under (whether with or without the giving of notice or the lapse of time or both), or accelerate or permit the acceleration of the performance required by, or require any consent, authorization or approval under any document, instrument, agreement or license to which Mobility or a person under its control is a party or is bound or to which any of the assets or properties of Mobility or such person are subject.

         8.2      REPRESENTATIONS AND WARRANTIES OF 2C.

         (a) 2C is a corporation duly organized, validly existing and in good standing under the laws of the State of Alabama, with full power to carry on its business and activities as now being conducted;

         (b) This Agreement has been duly authorized, executed and delivered by 2C. 2C has the corporate power and authority to enter into this Agreement and to perform its obligations hereunder. No other act, approval or proceeding on the part of 2C is or will be required to authorize the execution and delivery of this Agreement, or the consummation of the transactions contemplated hereby; and



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         (c) The execution and delivery by 2C of this Agreement will not, and the fulfillment of and compliance by 2C with the terms, conditions and provisions hereof will not, (i) conflict with any of the terms, conditions or provisions of the articles of incorporation or by-laws of 2C, (ii) violate any term, condition or provision of, or require any consent, authorization or approval under, any judicial or arbitration judgment, order, award, writ, injunction or decree applicable to 2C, or (iii) conflict with, result in a breach of, constitute a default under (whether with or without the giving of notice or the lapse of time or both), or accelerate or permit the acceleration of the performance required by, or require any consent, authorization or approval under any document, instrument, agreement or license to which 2C or a person under its control is a party or is bound or to which any of the assets or properties of 2C or such person are subject.

         8.3      INDEMNIFICATION.

         (a) 2C shall indemnify, hold harmless and defend Mobility, its directors, officers, shareholders, employees, representatives, attorneys and agents (each such Person a "Mobility Indemnitee") from and against any and all claims, suits, losses, damages, costs, fees and expenses (including reasonable attorneys' and experts witness fees and court costs) incurred by any Mobility Indemnitee arising out of, resulting from or otherwise concerning a breach by 2C of any of 2C's representations and warranties contained in this Article 8.

         (b) Mobility shall indemnify, hold harmless and defend 2C, its directors, officers, shareholders, employees, representatives, attorneys and agents (each such Person a "2C Indemnitee") from and against any and all claims, suits, losses, damages, costs, fees and expenses (including reasonable attorneys' and experts' fees and court costs) incurred by any 2C Indemnitee arising out of, resulting from or otherwise concerning a breach by Mobility of any of Mobility's representations and warranties contained in this Article 8.

         (c) Any Mobility Indemnitee or 2C Indemnitee, as the case may be, seeking to be held harmless, defended and indemnified in accordance with the provisions of Section (a) or (b) of this Section 8.3 shall promptly notify 2C or Mobility, as appropriate (the "Indemnitor"), of any claim or suit brought against such Mobility Indemnitee or 2C Indemnitee in respect of which such Mobility Indemnitee or 2C Indemnitee intends to invoke the provisions of this
Section 8.3, although the failure to so notify the Indemnitor shall not release such Indemnitor from its obligations under this Section 8.3 unless such Indemnitor shall have been materially prejudiced by such failure. Such Indemnitor shall indemnify, hold harmless and defend such Mobility Indemnitee or 2C Indemnitee, as the case may be, as above provided and keep such Mobility Indemnitee or 2C Indemnitee fully informed on a current basis of the Indemnitor's defense and/or settlement of such claim or suit. The Mobility Indemnitee or 2C Indemnitee, as the case may be, shall reasonably cooperate in the defense of such claim or suit and shall have the right, but no obligation, to participate in the defense thereof with counsel of such Person's choice at such Person's expense.

         8.4 WAIVER OF CONSEQUENTIAL DAMAGES, ETC. Except as otherwise contemplated in Article 8, neither party shall be liable for indirect, special, consequential or punitive damages (including loss of income, profits or goodwill) arising under or in relation to this Agreement whether based on an action or claim in contract, equity, negligence, intended conduct, tort or otherwise and each party hereby waives any claims with respect thereto. In connection with the conduct of any litigation with third parties relating to any liability of one party to the other or to such third parties, the one party shall have all rights (including the right to accept or reject



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settlement offers and to participate in such litigation) which are appropriate to its potential responsibilities or liabilities. Mobility and 2C expressly acknowledge that the limitations and exclusions contained in this Section 8.4 have been the subject of active and complete negotiation between the parties and represent the parties' agreement based upon the level of risk to 2C and Mobility associated with their respective obligations under this Agreement and the payments provided to Mobility hereunder.

                                      IX.

                             PROPRIETARY INFORMATION

         9.1 PROPRIETARY INFORMATION. During the period from the date of disclosure until three (3) years after the termination of this Agreement, Mobility and 2C, respectively, will treat and maintain the proprietary business, technical, patent prosecution and other proprietary information, to include the documentation and comments communicated between Mobility and 2C (collectively, the "Proprietary Information") of the other party in confidence (using at least the same degree of care as the recipient uses to protect its own Proprietary Information of a like nature) and only use such Proprietary Information in furtherance of this Agreement and the transactions and matters contemplated herein.

         9.2 PROPRIETARY INFORMATION. In order to be considered Proprietary Information, proprietary information must be labeled or marked confidential or proprietary by the disclosing party or reasonably be expected to be treated as confidential or proprietary. The receiving party shall not remove any proprietary or other legal notices from the Proprietary Information of the disclosing party.

         9.3 CONFIDENTIAL DISCLOSURE. Notwithstanding the foregoing, Mobility or 2C may disclose Proprietary Information of the other party to its employees, agents, consultants, contractors and permitted sublicensees, provided that each such Person is bound by a like duty of confidentiality and restriction on use. Notwithstanding the foregoing, such disclosing party shall remain ultimately responsible for any non-permitted use of the Proprietary Information by such party's employees, agents, consultants, contractors and permitted sublicensees.

         9.4 LIMITATIONS. Nothing contained herein will in any way restrict or impair the right of Mobility or 2C to use, disclose or otherwise deal with any Proprietary Information of the other party:

                  (i) that the recipient can demonstrate by written records was previously known to it;

                  (ii) that the recipient can demonstrate by written records was independently developed by it without access to or use of the Proprietary Information of the disclosing party;

                  (iii) that is now, or in the future becomes, publicly known other than through acts or omissions of the recipient;

                  (iv) that is lawfully obtained by the recipient without confidentiality or use restrictions known to the recipient from sources independent of the disclosing party;



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                  (v)      that is required to be disclosed to a governmental
                           entity or agency in connection with seeking any governmental or regulatory approval, or pursuant to the lawful requirement or request of a governmental entity or agency; and/or

                  (vi) that the recipient is required to disclose pursuant to lawful legal process or other applicable law.

                                       X.

                            DISCLAIMER OF WARRANTIES

         10.1 2C ACKNOWLEDGES THAT ITS USE OF THE MOBILITY TECHNOLOGY IS AT THE SOLE RISK OF 2C. THE MOBILITY TECHNOLOGY MAY CONTAIN DEFECTS, FAIL TO COMPLY WITH APPLICABLE SPECIFICATIONS, AND PRODUCE UNINTENDED OR ERRONEOUS RESULTS WHEN OPERATED ALONE OR IN COMBINATION WITH OTHER TECHNOLOGY OR ANY OTHER HARDWARE, SOFTWARE, EQUIPMENT, OR PRODUCTS. 2C ACCEPTS THE MOBILITY TECHNOLOGY "AS IS." NEITHER MOBILITY NOR 2C MAKE ANY WARRANTIES WITH RESPECT TO THE SUBJECT MATTER OF THIS AGREEMENT OTHER THAN AS EXPRESSLY SET FORTH HEREIN AND EACH PARTY EXPRESSLY DISCLAIMS ANY IMPLIED WARRANTIES, INCLUDING WITHOUT LIMITATION, ANY IMPLIED WARRANTIES OF MERCHANTABILITY, NONINFRINGMENT OR OF FITNESS FOR A PARTICULAR PURPOSE. WITHOUT LIMITING THE FOREGOING, MOBILITY SPECIFICALLY DOES NOT WARRANT, GUARANTEE OR MAKE ANY REPRESENTATIONS: (i) THAT THE MOBILITY TECHNOLOGY WILL MEET 2C'S REQUIREMENTS; (ii) THAT ANY PRODUCT INCORPORATING THE MOBILITY TECHNOLOGY WILL BE ERROR FREE OR OPERATE IN AN UNINTERRUPTED MANNER;
(iii) REGARDING THE USE, OR THE RESULTS OF THE USE, OF THE MOBILITY TECHNOLOGY IN TERMS OF CORRECTNESS, ACCURACY, RELIABILITY, CURRENTNESS, OR OTHERWISE. THE ENTIRE RISK AS TO THE RESULTS AND PERFORMANCE OF THE MOBILITY TECHNOLOGY IS ASSUMED BY 2C. THE WARRANTIES SET FORTH IN SECTIONS 8.1 AND 8.2 ABOVE ARE EXCLUSIVE AND IN LIEU OF ALL OTHER WARRANTIES OR REMEDIES. NO VERBAL OR WRITTEN INFORMATION OR ADVICE GIVEN BY MOBILITY OR ITS AGENTS, REPRESENTATIVES OR EMPLOYEES SHALL CREATE A WARRANTY OR IN ANY WAY INCREASE THE SCOPE OF THIS WARRANTY, AND 2C SHALL NOT RELY ON ANY SUCH INFORMATION OR ADVICE. THE FOREGOING DISCLAIMERS OF WARRANTY CONSTITUTE AN ESSENTIAL PART OF THIS AGREEMENT. 2C AGREES TO RELEASE MOBILITY FROM ANY LIABILITY ANY CUSTOMER OF 2C SUFFERS OR INCURS DUE TO THE USE OF ANY PRODUCT INCORPORATING THE MOBILITY TECHNOLOGY. 2C shall include with the sales documentation for any product which incorporates Mobility Technology or Mobility Chips a disclaimer of any express or implied warranties of merchantability or of fitness for a particular purpose.

         10.2 Nothing in this Agreement shall be construed as a warranty or representation by any of the Parties to this Agreement (i) as to the validity, enforceability or scope of any patent, design patent or utility mode; (ii) that any manufacture, sale, lease, import, use or other



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disposition of any products hereunder will be free from infringement of any intellectual property right of third parties.

         10.3 Nothing in this Agreement shall be construed as an agreement or authorization for 2C to bring or prosecute actions or suits on behalf of Mobility against third parties for patent infringement or conferring any right to bring or prosecute actions or suits on behalf of Mobility against third parties for patent infringement.

         10.4 With the sole exception of its obligations to indemnify set forth in Paragraph 8.3, Mobility's entire liability to 2C for any cause whatsoever, and regardless of the form of action, whether in contract or in tort, shall be limited to the royalties actually paid by 2C to Mobility pursuant to this Agreement.

                                      XI.

                               GENERAL PROVISIONS

         11.1 MARKINGS. 2C agrees to identify Mobility's "Split Bridge(TM)" logo on all 2C products and packaging incorporating Mobility Technology or Mobility Chips in a manner approved by Mobility, which approval will not be unreasonably withheld.

         11.2 SUPPORT. Mobility agrees to provide reasonable support to 2C to educate 2C in the use of Mobility Technology and Mobility Split Bridge(TM) Chips at no charge. Additionally, Mobility will provide 2C with development and architecture systems support to meet 2C's new product development objectives and requirements for a charge. Such charge will be quoted in advance on a case by case basis.

         11.3 ASSIGNMENT; BINDING EFFECT, ETC. This Agreement shall be binding upon and inure to the benefit of Mobility and 2C and their respective permitted successors and permitted assigns. Subject to the following, the rights and licenses of 2C under this Agreement are personal to 2C. Notwithstanding the foregoing, 2C may assign its rights and licenses under this Agreement to any Affiliate (as hereinafter defined) or any Affiliate or successor to all or substantially all of its business or assets without the prior written consent of Mobility, provided such successor assumes in writing the obligations of 2C under this Agreement. 2C Indemnitees and Mobility Indemnitees are intended third party beneficiaries of this Agreement to the extent expressly provided herein. Any permitted assignment of this Agreement by either party shall not relieve or release such party from any of its duties or obligations under this Agreement. Mobility shall not assign or transfer the Mobility Technology or grant any security interest, lien, right, license or other encumbrance upon or respecting the Mobility Technology unless such assignment, transfer or grant is made expressly subject to the licenses and other terms and conditions of this Agreement. Each and every permitted successor and permitted assign to the interests of either party to this Agreement shall hold such interests subject to the terms, conditions and provisions of this Agreement. For the purpose of this Agreement, the term "Affiliate" shall mean any and all corporations, partnerships, limited liability entities, and other entities that are in or under direct or indirect control of 2C or of another Affiliate of 2C and any and all corporations, partnerships, limited liability entities, and other entities that are under common control with 2C or any successor to all or substantially all of the business of 2C or such Affiliate, and "control" shall exist whenever there is an ownership, profits, voting, or other similar interest (including any right or option to obtain such an interest) representing at least



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thirty percent (30%) of the total interests of 2C then outstanding (treating as outstanding any interests obtainable by 2C or the relevant Affiliate pursuant to the exercise of the aforementioned rights or options).

         11.4 INTERPRETATION. The parties acknowledge and agree that this Agreement was prepared and drafted by the parties equally, and that neither party shall be considered to have drafted this Agreement, nor shall this Agreement, or any term hereof, be construed against a party on the grounds that the party was the drafter.

         11.5 ARBITRATION. Except as otherwise provided for in this Agreement, all disputes, claims and controversies between the parties to this Agreement shall be submitted to arbitration before a panel of three arbitrators. The arbitration shall be conducted according to the commercial arbitration rules and the rules governing large, complex cases of the American Arbitration Association. A party shall commence arbitration under this paragraph by submitting a concise statement of its claim and a demand for arbitration to the other party and to the American Arbitration Association. The decision and award of the arbitrators shall be final and binding, and the award so rendered may be entered in any court having jurisdiction thereof. The arbitration shall be held in Delaware. The arbitrators shall render their decision within thirty (30) days after the parties complete their submission of evidence and final argument.

         11.6 RELIEF. Nothing in this Agreement shall preclude a party from seeking equitable or injunctive relief from a court on an emergency, temporary or expedited basis prior to the pendency of an arbitration proceeding; provided that the arbitration panel, once appointed, shall have the power and authority to modify or rescind such relief. Venue for any action brought under this paragraph shall be in Delaware.

         11.7 GOVERNING LAW. This Agreement, the entire relationship of the parties hereto, as well as any claim by a party against another party, whether grounded in tort, contract, law or equity, shall be construed and enforced in accordance with the laws of the State of Delaware, without regard to its choice of law principles.

         11.8 COUNTERPARTS. This Agreement and any amendments, waivers, consents or supplements hereto may be executed in any number of counterparts, and by different parties in separate counterparts, each of which when so executed and delivered shall be deemed an original, but all such counterparts together shall constitute but one and the same agreement. Each such agreement shall become effective upon the execution of a counterpart hereof or thereof by each of the parties hereto.

         11.9 NOTICES. All notices required or permitted under this Agreement shall be deemed to have been given and received five (5) days after being deposited in the U.S. Mail, certified mail, return receipt requested, postage prepaid, to the following addresses:

                  To Mobility:     Mobility Electronics, Inc.
                                   Charles Mollo
                                   Chief Executive Officer
                                   7955 E. Redfield Road
                                   Scottsdale, AZ  85260



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                  To 2C:           2C Computing, Inc.
                                   Remigius G. Shatas
                                   President/CEO
                                   5030 Bradford Drive, Suite 230
                                   Huntsville, Alabama  35805

         11.10 ENTIRE AGREEMENT. This Agreement constitutes the full and entire understanding and agreement between the parties with regard to the subject matter hereof and supersedes all prior or contemporaneous proposals, oral or written, understandings, representations, conditions and all other communications between the parties relating to such subject matter. Each party represents and warrants to the other party that in entering into this Agreement it has not relied on any representations, promises or assurances from the other party or any employee, officer, director, representative, or attorney of the other party not expressly contained in this Agreement. Any other terms or conditions shall not be incorporated herein or be binding upon either party unless expressly agreed to in writing by both parties.

         11.11 SEVERABILITY. If any provision of this Agreement is declared or found to be illegal, unenforceable or void, then both parties shall be relieved of all obligations arising under such provision, but only to the extent that such provision is illegal, unenforceable or void. Further, this Agreement shall be deemed amended by modifying such provision to the extent necessary to make it legal and enforceable while preserving its intent or, if that is not possible, by substituting therefor another provision that is legal and enforceable and achieves the same intended objective. If the remainder of this Agreement shall not be affected by such illegal, unenforceable or void provision and is capable of substantial performance, then each provision not so affected shall be enforced to the extent permitted by law.

         11.12 INTERPRETATION. In any interpretation of this Agreement, it shall be deemed that this Agreement was prepared jointly by the parties, and no ambiguity shall be construed or resolved against either party on the premise or presumption that such party was responsible for drafting this Agreement.

         11.13 WAIVER. No delay or omission by either party to exercise any right or power hereunder shall impair any right or power or be construed to be a waiver thereof. A waiver by either of the parties of any of the covenants, conditions or agreements to be performed by the other party or any breach thereof shall not be construed to be a waiver of any succeeding breach thereof or of any other covenant, condition or agreement contained herein. All remedies provided for in this Agreement shall be cumulative and in addition to and not in lieu of any other remedies available to either party at law, in equity or otherwise, and may be enforced concurrently therewith or from time to time.

         11.14 HEADINGS. Captions, headings and titles in this Agreement are for reference purposes only and are neither part of this Agreement nor to be used for purposes of interpreting the Parties' intent.

         11.15 FURTHER ACTS. Each party shall do, or cause to be done, all such further acts, and shall execute, acknowledge and deliver, or cause to be executed, acknowledged and delivered, any and all such further documentation as the other party reasonably requires to carry out the purposes of this Agreement.



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         11.16    MEDIA RELEASES. All media releases, public announcements and public disclosures by Mobility or 2C, or their respective representatives, employees or agents, relating to this Agreement or its subject matter or using the name of the other party shall be coordinated with and approved in writing by the other party prior to the release thereof. Both Mobility and 2C may publicly disclose the existence of this Agreement and its broad purpose, but not any of the specific terms thereof.

         IN WITNESS WHEREOF, the parties hereto have executed this Agreement effective the day and year first above written.

                                              MOBILITY ELECTRONICS, INC.


                                              By: /s/ CHARLES R. MOLLO
                                                 -------------------------------

                                              Its: President/CEO
                                                  ------------------------------

                                              2C COMPUTING, INC.


                                              By: /s/ REMIGIUS G. SHATAS
                                                 -------------------------------

                                              Its: President/CEO
                                                  ------------------------------



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